Limelight Networks Announces Intent to File Appeal to the Supreme Court of the United States

TEMPE, Ariz. November 23, 2015 -- Limelight Networks (Nasdaq:LLNW), a global leader in digital content delivery, today announced that it will seek review by the Supreme Court of the United States (SCOTUS) of the recent decision by the U.S. Court of Appeals for the Federal Circuit to reinstate the 2008 jury verdict of infringement in its long-standing dispute with Akamai.

Limelight believes that the recent ruling expands the scope of liability in a fashion that was neither intended by Congress nor consistent with prior legal precedent. This is similar to what the en banc court did in August 2012 when it created an expanded standard for induced infringement, which was later overturned by SCOTUS. Limelight has had the support from leaders in the technology sector before, and expects to have that support again with this appeal.

“We strongly disagree with the unduly broad standard for direct infringement created by the August 13, 2015 en banc opinion by the Federal Circuit,” stated Bob Lento, Limelight’s chief executive officer. “We are hopeful that the Supreme Court will address this erroneous decision. As a management team, our confidence in the underlying value of the business is evident in the equity for compensation participation by members of our senior leadership team. As I’ve said before, we will continue to serve our global customers with the excellence they expect.”

About Limelight
Limelight Networks Inc., (NASDAQ: LLNW), a global leader in digital content delivery, empowers customers to better engage online audiences by enabling them to securely manage and globally deliver digital content, on any device. The company’s award winning Limelight Orchestrate™ platform includes an integrated suite of content delivery technology and services that helps organizations secure digital content, deliver exceptional multi-screen experiences, improve brand awareness, drive revenue, and enhance customer relationships — all while reducing costs. For more information, please visit www.limelight.com, read our blog, follow us on Twitter , Facebook and LinkedIn and be sure to visit Limelight Connect.
Investor inquiries:
ir@llnw.com
Press Contact:
famaPR on behalf of Limelight Networks
Ted Weismann, 617-986-5009
limelight@famapr.com